Exhibit 99.1

Telenet upgrades outlook following closing of Interkabel

transaction

▶ Telenet upgrades EBITDA growth outlook to 10-12%

▶ Activities merged as of October 1, 2008; iDTV to be launched on October 15, 2008

▶ Telenet drawing capacity intact; terms & conditions Senior Credit

▶ Facility unchanged; first maturity in 2012

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, October 9, 2008 – As announced on October 1, 2008, Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) closed the transaction with the Public Cable Companies and Interkabel (hereafter named the “PICs”), under which Telenet acquired the analog and digital subscriber base and certain other assets from the PICs and entered into a long-term capital lease agreement with respect to the PICs network.

HIGHLIGHTS

■	Footprint for digital and analog television activities extended by 0.8 million to 2.7 million, similar to our broadband internet and fixed telephony footprint;
■	Enables revenue synergies through unified service offering across entire Flanders area;
■	Launch of interactive digital TV product and new triple play bundled offerings scheduled for October 15, 2008, expected to yield an increase in revenue per unique customer in the PICs area;
■	Activities merged as of October 1, 2008, adding 762,500 television subscribers on that date;
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Telenet expects the acquired assets to generate ~€22-25 million of revenue and ~€10-12 million of EBITDA[1] (before considering estimated product launch and one-off marketing costs of approximately €5-6 million) in Q4 2008;

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Full year outlook upgraded based on continued solid organic performance to date and the inclusion of the PICs activities from October 1, 2008: revenue growth of 8-9%, EBITDA growth of 10-12% and capital expenditures of €185-195 million (excluding set top box rentals);

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Upfront cash payment of €230 million funded by excess cash of €145 million and by additional drawdown of €85 million from our Senior Credit Facility under the committed and available Revolving Facility;

■	Pro-forma ratio of net senior debt[2] at December 31, 2008 to Q4 2008 annualized EBITDA expected to be less than 4.0x.

[1]	EBITDA is defined as net operating profit + depreciation + amortization of broadcasting rights, excluding costs related to stock purchase and options plans.
[2]	Net senior debt represents borrowings under our Senior Credit Facility less cash and cash equivalents. Capital lease obligations are not included in senior debt.

Duco Sickinghe, Chief Executive Officer of Telenet, commented:

“We are very pleased to have closed this historic transaction, consolidating the cable landscape in Flanders. We embrace the opportunities this will create for consumers in the Interkabel area, who will now be able to enjoy our digital TV services, experiencing a rich on-demand library, our PRIME channels and a variety of innovative interactive applications, next to the broadband and fixed telephony services we already offer. This also means that our Interkabel customers can benefit from our newly introduced triple play offering, the “Gold Shake”, combining broadband, telephony and digital TV at a very compelling price. Our partnership with the PICs has been successful for broadband and telephony since the start of Telenet and this is now the natural next step to have a unified product portfolio on cable to compete with DSL. Having closed this transaction, we are able to integrate as of October 1, 2008 and hence, are pleased to upgrade our outlook for the full year of 2008. Taking into account the existing television activities and capital expenditures of the PICs for one quarter, the estimated integration expenses and the continued solid performance in the Telenet area to date, we now foresee full year revenue growth between 8 and 9%, EBITDA growth between 10 and 12% and capital expenditures between €185 and €195 million, excluding set top box rentals. Given the current economic and financial climate, we would also like to reiterate that the funding of this transaction only required a portion of our remaining Senior Credit Facility to be drawn and without any changes to the committed interest rates or maturities, which do not begin until 2012.”

With the closing of this transaction, Telenet will acquire all current analog and digital television subscribers on the PICs network as of October 1, 2008, expanding the addressable homes for television by 0.8 million to 2.7 million from 1.9 million. Our footprint for television now matches the footprint for broadband internet and fixed telephony, as we were already active in the PICs region for these two products. As of mid-October, we will start to deploy our interactive digital TV product in the PICs area. The PICs network is fully upgraded and two-way and only requires limited integration investments to allow for our digital TV service offerings.

We are able now to offer existing and new customers in the PICs area our recently introduced triple play bundled propositions as an alternative to the bundled offerings already provided over DSL and are pleased to have a unified service offering across the entire Flanders region. Our short-term and long-term revenue synergies include the deployment of our interactive digital TV service in the PICs area. In the Telenet area, we are seeing increased revenue from customers who migrate from analog TV to digital TV. In addition, we will be able to offer existing and new customers our revised bundled triple play offering, which may further increase the revenue per unique customer. As part of this agreement, we have also negotiated substantial cost synergies with the PICs, including reductions in the cost of operating the PICs network for the next five years, while at the same time Telenet is avoiding spectrum constraints on the PICs network and cost increases for renting additional capacity on the PICs network, which we expected to incur from 2009 onwards.

Transaction structure

The transaction constitutes of two elements:

        (i) Acquisition of television subscribers and certain associated items

Telenet acquired all current analog and digital television subscribers as of October 1, 2008, representing 762,500 television subscribers, including approximately 75,000 digital subscribers. In addition, Telenet also acquired all associated broadcasting rights and obligations, working capital, sales and marketing employees and certain fixed assets related to the television activities of the PICs. Beginning on October 1, 2008, Telenet will also include all revenue and expenses generated by and associated with the PICs television activities which are expected to generate ~€22-25 million of revenue and ~€10-12 million of EBITDA3 (before considering estimated product launch and one-off marketing costs of approximately €5-6 million) in Q4 2008.

[3]	EBITDA is defined as net operating profit + depreciation + amortization of broadcasting rights, excluding costs related to stock purchase and options plans.

        (ii) Long-term capital lease of the network

Telenet entered into a long-term capital lease agreement with the PICs for 38 years. This agreement allows Telenet to become the economic owner of the cable network, while the PICs remain legal owner. Furthermore, the PICs remain responsible for the operation, maintenance, extension, replacement and upgrade of the cable network in their territory as per Telenet’s requirements. All new investments during this period will be added to the lease agreement. See Transaction terms section for more details.

Transaction terms

In line with the in-principle agreement, the total transaction value consists of (i) an upfront cash payment at closing for the acquisition of the television business and certain assets and other associated items (such as rights and obligations and €27 million working capital) for a total of €230 million, (ii) the transfer of certain employees representing a net present value of €16 million of compensation and benefits, and (ii) a series of recurring cash payments over the lifetime of the agreement, i.e. 38 years, covering the principal and interest on the long-term capital lease of the current network and future required investments, representing a net present value of €152 million using consensus WACC of 8%. The entire transaction will be deductible for Belgian tax purposes.

As part of the transaction, Telenet will incur an initial capital lease of €195 million to be reimbursed over a period of 15 years and carrying an interest cost of 6.25%. Future maintenance, extension, replacement and upgrade of the PICs network will be initiated by Telenet but executed and pre-financed by the PICs through an addition to the long-term capital lease, and will follow the same financing and reimbursement schedule as the initial capital lease. The long term capital lease has the form of an emphyotic lease agreement. This agreement gives the lessee a right ‘in rem’ on the network. A right ‘in rem’ is a right which is attached to an asset, as opposed to a right which is attributed to a person or entity. A right ‘in rem’ follows the asset automatically irrespective of the owner. The beneficiary of a right ‘in rem’ has a special right of revendication to enforce his right against any third party (e.g. a new owner of the asset to which the right ‘in rem’ relates). Similarly, in case of bankruptcy of the grantor of a right ‘in rem’ the beneficiary would not be affected and would be able to continue to benefit from its right ‘in rem’ on the asset(s) concerned. Under Belgian law, an emphyotic lease is the legal form which is closest to ownership of a real estate asset without actually having the full legal ownership.

Termination and extension

The long term capital lease agreement (emphyotic lease agreement) will expire on September 23, 2046 and cannot be early terminated (unless in case of non-payment or bankruptcy of the lessee). In case no agreement has been reached between parties before or on September 23, 2034 to extend or terminate the capital lease agreement, the agreement will be automatically extended until 2107 if (i) the PICs and Interkabel have not informed Telenet on September 23, 2034 of their intention to terminate the agreement and (ii) Telenet has informed the PICs and Interkabel of its intention to extend the agreement. In case the agreement is automatically extended, it can be terminated by either party by giving a twelve year notice.

Indemnifications

In case a court would condemn Telenet and the PICs to pay a penalty or indemnification to a third party on grounds that the PICs did not organize a market consultation procedure before entering into the agreements, the PICS will be liable to pay such indemnity up to a maximum amount of €20 million. Any amounts above €20 million would be for the account of Telenet. The arrangement covers claims introduced on or before June 28, 2018.

Financing of the transaction

The €230 million of cash paid at closing, has been financed through (i) €145 million of excess cash and cash equivalents available on our balance sheet and (ii) an additional drawdown of €85 million from our

Senior Credit Facility under the committed and available Revolving Facility yielding a margin of EURIBOR 3 month (currently ~5.1%) + 2.125%. After this drawdown, we have access to an additional €315 million of committed liquidity under the Senior Credit Facility, subject to covenant compliance. The first maturity date of our Senior Credit Facility is in 2012.

Adjusted outlook full year 2008

As of October 1, 2008, we will merge the operational and financial results of the acquired television activities of the PICs. Combining the acquisition of the PICs activities with the continued solid organic performance to date, we have upgraded our full year 2008 outlook. The outlook provided below incorporates the additional revenue generated by the acquired customers and the operating expenses and capital expenditures associated with the PICs business. Our EBITDA guidance assumes that we will incur certain one-off marketing and product launch costs during the fourth quarter. The deployment of our digital TV product in the PICs area and the continued strong iDTV sales in the Telenet area will result in set top box capital expenditures of approximately €35 million, up €5 million from the initial full year 2008 outlook. Taking into account these elements, we are pleased to upgrade our outlook for the full year of 2008:

	Revised Outlook 2008 including Interkabel	Outlook 2008 (as set on August 5, 2008)
Revenue growth	8% - 9%	5% - 6%
EBITDA growth	10% - 12%	8% - 10%
Capital expenditures(1)	€185 – €195 million	€180 – €190 million

(1)	Excludes capital expenditures of approximately €35 million supporting set top box rental offering, up €5 million from initial full year 2008 outlook.

Contacts

Press:	Jan de Grave	Stefan Coenjaerts
	VP Communications	Corporate Communications
	jan.de.grave@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone: +32 15 333 465	Phone: +32 15 335 006

Analysts and Investors:	Vincent Bruyneel Director Investor Relations	Christiaan Sluijs Analyst Investor Relations
	vincent.bruyneel@staff.telenet.be	christiaan.sluijs@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 335 703

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; our ability to successfully integrate the PICs activities and achieve anticipated synergies; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.